                                    WOOD LAKE
                               100 PINHURST DRIVE
                   UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF MAY 20, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                      [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                   [AMERICAN APPRAISAL ASSOCIATES(R) LETTER HEAD]

                                                                   JULY 17, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.("Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:    WOOD LAKE
       100 PINHURST DRIVE
       UNINCORPORATED AREA OF COBB COUNTY, COBB COUNTY, GEORGIA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 220 units with a total of 227,000 square feet of rentable area. The improvements were built in 1983. The improvements are situated on 16.97 acres. Overall, the improvements are in good condition. As of the date of this appraisal, the subject property is 95% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 20, 2003 is:

                                               ($12,800,000)

                                            Respectfully submitted,

                                            AMERICAN APPRAISAL ASSOCIATES, INC.

                                            /s/ Michael Bates

July 17, 2003                               Michael Bates, MAI
#053272                                     Assistant Manager, Real Estate Group
                                            State of Georgia, Certified General
                                            Real Property Appraiser

                                               #CG00685

Report By:
Steven M. Zenkovich, ASA

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary ........................................................    4
Introduction .............................................................    9
Area Analysis ............................................................   11
Market Analysis ..........................................................   14
Site Analysis ............................................................   16
Improvement Analysis .....................................................   16
Highest and Best Use .....................................................   17

                                    VALUATION

Valuation Procedure ......................................................   18
Sales Comparison Approach ................................................   20
Income Capitalization Approach ...........................................   26
Reconciliation and Conclusion ............................................   38

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables
Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                                 EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                Wood Lake
LOCATION:                     100 Pinhurst Drive
                              Unincorporated Area of Cobb County, Georgia

INTENDED USE OF ASSIGNMENT:   Court Settlement

PURPOSE OF APPRAISAL:         "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:           Fee simple estate

DATE OF VALUE:                May 20, 2003
DATE OF REPORT:               July 17, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
     Size:                    16.97 acres, or 739,213 square feet
     Assessor Parcel No.:     17095000610
     Floodplain:              Community Panel No. 130052 0075F (August 18,
                              1992)
                              Flood Zone X, an area outside the floodplain.
     Zoning:                  RM 12 (Residential Multifamily District)

BUILDING:

     No. of Units:            220 Units
     Total NRA:               227,000 Square Feet
     Average Unit Size:       1,032 Square Feet
     Apartment Density:       13.0 units per acre
     Year Built:              1983

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                                 Market Rent
                               Square        ------------------       Monthly           Annual
        Unit Type               Feet         Per Unit    Per SF        Income           Income
        ---------              ------        --------    ------       --------        ----------
1Br/1Ba - 1A1                     705         $  637      $0.90       $ 31,850        $  382,200
1Br/1Ba - 1B1                     874         $  627      $0.72       $ 36,366        $  436,392
1Br/1Ba -1C1                      874         $  699      $0.80       $  1,398        $   16,776
2Br/1Ba -2A1                    1,111         $  695      $0.63       $  8,340        $  100,080
2Br/2Ba - 2A2                   1,111         $  763      $0.69       $ 13,734        $  164,808
2Br/2Ba - 2B2                   1,213         $  830      $0.68       $ 41,500        $  498,000
3Br/2Ba - 3A2                   1,511         $1,073      $0.71       $ 32,190        $  386,280
            Total                                                     $165,378        $1,984,536

OCCUPANCY:                                  95%

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

ECONOMIC LIFE:                              45 Years
EFFECTIVE AGE:                              18 Years
REMAINING ECONOMIC LIFE:                    27 Years

SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

            [PICTURE]                               [PICTURE]

       EXTERIOR - ENTRANCE             EXTERIOR - TYPICAL APARTMENT BUILDING

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                                NEIGHBORHOOD MAP
                                     [MAP]

HIGHEST AND BEST USE:
     As Vacant:               Hold for future multi-family development
     As Improved:             Continuation as its current use

METHOD OF VALUATION:          In this instance, the Sales Comparison and Income
                              Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

PART TWO - ECONOMIC INDICATORS
INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION                                      Amount               $/Unit
---------------------                                ------------------         -------
Potential Rental Income                              $        1,984,536         $ 9,021
Effective Gross Income                               $        1,926,928         $ 8,759
Operating Expenses                                   $          727,086         $ 3,305           37.7% of EGI
Net Operating Income:                                $        1,144,841         $ 5,204

Capitalization Rate                                                9.00%
DIRECT CAPITALIZATION VALUE                          $       12,600,000*        $57,273 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:

Holding Period                                                       10 years
2002 Economic Vacancy                                                18%
Stabilized Vacancy & Collection Loss:                                 9%
Lease-up / Stabilization Period                                     N/A
Terminal Capitalization Rate                                       9.50%
Discount Rate                                                     11.00%
Selling Costs                                                      2.00%
Growth Rates:
       Income                                                      3.00%
       Expenses:                                                   3.00%
DISCOUNTED CASH FLOW VALUE                           $       12,900,000*        $58,636 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE               $       12,800,000         $58,182 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:

       Range of Sales $/Unit (Unadjusted)            $48,421 to $74,471
       Range of Sales $/Unit (Adjusted)              $54,926 to $78,194
VALUE INDICATION - PRICE PER UNIT                    $       13,100,000*        $59,545 / UNIT

EGIM ANALYSIS

       Range of EGIMs from Improved Sales                  5.91 to 6.89
       Selected EGIM for Subject                                   6.45
       Subject's Projected EGI                       $        1,926,928
EGIM ANALYSIS CONCLUSION                             $       12,300,000*        $55,909 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                     $       12,000,000*        $54,545 / UNIT

RECONCILED SALES COMPARISON VALUE                    $       12,500,000         $56,818 / UNIT

-----------
* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:

     Price Per Unit                                  $13,100,000
     NOI Per Unit                                    $12,000,000
     EGIM Multiplier                                 $12,300,000
INDICATED VALUE BY SALES COMPARISON                  $12,500,000       $56,818 / UNIT

INCOME APPROACH:

     Direct Capitalization Method:                   $12,600,000
     Discounted Cash Flow Method:                    $12,900,000
INDICATED VALUE BY THE INCOME APPROACH               $12,800,000       $58,182 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                 $12,800,000       $58,182 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 100 Pinhurst Drive, Unincorporated Cobb County, Georgia. Cobb County identifies it as 17095000610.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Steven M. Zenkovich, ASA on May 20, 2003. Michael Bates, MAI has not made a personal inspection of the subject property. Steven M. Zenkovich, ASA performed the research, valuation analysis and wrote the report. Michael Bates, MAI reviewed the report and concurs with the value. Michael Bates, MAI and Steven M. Zenkovich, ASA have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 20, 2003. The date of the report is July 17, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

MARKETING PERIOD:            6 to 12 months
EXPOSURE PERIOD:             6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Century Properties Fund
XIX. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in unincorporated Cobb County, Georgia. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - Cobb Parkway
West  - Interstate 285
South - Atlanta Road
North - Cobb Parkway

MAJOR EMPLOYERS

Major employers in the subject's area include Home Depot, Delta Air Lines, and United Parcel Service. Delta Air Lines continues to reduce their work force due to the downturn in the air transportation sector. The unemployment rate in Atlanta is up, but is still much lower than nationally. The overall economic outlook for the area is considered very favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                            NEIGHBORHOOD DEMOGRAPHICS

                                                    AREA
                             ----------------------------------------
CATEGORY                     1-Mi. RADIUS  3-Mi. RADIUS  5-Mi. RADIUS       MSA
----------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                 9,607        63,382       172,664     4,326,075
5-Year Population                 10,287        68,252       185,895     4,877,672
% Change CY-5Y                       7.1%          7.7%          7.7%         12.8%
Annual Change CY-5Y                  1.4%          1.5%          1.5%          2.6%

HOUSEHOLDS
Current Households                 5,501        32,507        77,199     1,580,438
5-Year Projected Households        5,840        34,990        82,650     1,773,314
% Change CY - 5Y                     6.2%          7.6%          7.1%         12.2%
Annual Change CY-5Y                  1.2%          1.5%          1.4%          2.4%

INCOME TRENDS
Median Household Income       $   63,873    $   59,420    $   57,720    $   61,400
Per Capita Income             $   43,841    $   42,237    $   40,101    $   25,922
Average Household Income      $   78,178    $   83,093    $   89,178    $   70,955

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                         AREA
                                    ---------------------------------------------
          CATEGORY                  1-Mi. RADIUS     3-Mi. RADIUS    5-Mi. RADIUS          MSA
------------------------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting                67.02%            57.92%          48.10%           30.54%
5-Year Projected % Renting             65.84%            57.30%          47.91%           29.71%

% of Households Owning                 20.98%            29.72%          39.32%           61.85%
5-Year Projected % Owning              22.43%            30.79%          39.99%           63.29%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

SURROUNDING IMPROVEMENTS
The following uses surround the subject property:
North   -Multifamily housing
South   -Vacant land; condominiums under construction
East    -Multifamily housing
West    -Offices and proposed condominium development

CONCLUSIONS

The subject is well located within unincorporated Cobb County. The neighborhood is characterized as being mostly suburban in nature and is currently in the growth stage of development. The economic outlook for the neighborhood is judged to be very favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                                MARKET ANALYSIS

The subject property is located in unincorporated Cobb County. The overall pace of development in the subject's market is more or less decreasing. Demand for apartments in the local market has decreased significantly. There are no known projects under construction at this time. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

   Period                            Region                              Submarket
----------------------------------------------------------------------------------
1998 Year-End                          6.9%                                  6.9%
1999 Year-End                          6.5%                                  6.5%
2000 Year-End                          4.8%                                  4.7%
2001 Year-End                          9.0%                                  8.4%
2002 Year-End                         10.1%                                  9.1%
  2003 1Q03                           11.3%                                 10.2%

Source: Reis Subtrend Futures, 1st Quarter 2003

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has outperformed the overall market. Rent concessions have become prevalent over the past 1-2 years. Competing projects are typically offering two months of free rent prorated over a 12-month term. Lease agreements at the subject property typically reflect reduced rent in lieu of free rent concessions.

Market rents in the subject's market have been following an increasing trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

    Period             Region            % Change        Submarket      % Change
--------------------------------------------------------------------------------
1998 Year-End           N/A                   -             $765            -
1999 Year-End           N/A                 N/A             $794          3.8%
2000 Year-End           N/A                 N/A             $831          4.7%
2001 Year-End           N/A                 N/A             $849          2.2%
2002 Year-End           N/A                 N/A             $852          0.4%
  2003 1Q03             N/A                 N/A             $853          0.1%

Source: Reis Subtrend Futures, 1st Quarter 2003

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                             COMPETITIVE PROPERTIES

No.           Property Name           Units             Ocpy.   Year Built         Proximity to subject
-------------------------------------------------------------------------------------------------------------
R-1          Post Crest                410               92%     1996           1-mile west of subject
R-2          Gables Walk               310               93%     1996           2-miles southwest of subject
R-3          Magnolia Vinings          400               94%     1997           2-miles south of the subject
R-4          Paces Station             610               92%     1980-1992      2-miles south of subject
R-5          Lakes at Vinings          464               92%     1970           1/2-mile south of the subject
Subject      Wood Lake                 220               95%     1983

The historical rent table reflects average asking rents, and does not reflect rent concessions. Average asking rents outpaced the inflation rate in 1999 and 2000. Growth rates slowed significantly as the market contracted. At present, rental rates remain static, and concessions are routinely offered.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                              PROPERTY DESCRIPTION

SITE ANALYSIS
  Site Area                   16.97 acres, or 739,213 square feet
  Shape                       Irregular
  Topography                  Moderate slope
  Utilities                   All necessary utilities are available to the site.
  Soil Conditions             Stable
  Easements Affecting Site    None other than typical utility easements
  Overall Site Appeal         Average
  Flood Zone:
    Community Panel           130052 0075F, dated August 18, 1992
    Flood Zone                Zone X
  Zoning                      RM 12, the subject improvements represent a legal
                              conforming use of the site.

REAL ESTATE TAXES

                                          ASSESSED VALUE - 2002
                              ----------------------------------------------       TAX RATE /        PROPERTY
PARCEL NUMBER                    LAND            BUILDING            TOTAL         MILL RATE           TAXES
--------------------------------------------------------------------------------------------------------------
17095000610                   $1,579,328        $3,683,042        $5,262,370        0.02987           $157,187

IMPROVEMENT ANALYSIS

 Year Built                   1983
 Number of Units              220
 Net Rentable Area            227,000 Square Feet
 Construction:
  Foundation                  Reinforced concrete slab
  Frame                       Heavy or light wood
  Exterior Walls              Brick or masonry
  Roof                        Composition shingle over a wood truss structure
 Project Amenities            Amenities at the subject include a swimming pool,
                              spa/jacuzzi, sand volleyball, tennis court, gym room, car wash, barbeque equipment, laundry room, and parking area.

 Unit Amenities               Individual unit amenities include a balcony,
                              fireplace, cable TV connection, vaulted
                              ceiling, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

Unit Mix:

                                                 Unit Area
  Unit Type           Number of Units            (Sq. Ft.)
----------------------------------------------------------
1Br/1Ba - 1A1               50                       705
1Br/1Ba - 1B1               58                       874
1Br/1Ba - 1C1                2                       874
2Br/1Ba - 2A1               12                     1,111
2Br/2Ba - 2A2               18                     1,111
2Br/2Ba - 2B2               50                     1,213
3Br/2Ba - 3A2               30                     1,511

Overall Condition                          Good
Effective Age                              18 years
Economic Life                              45 years
Remaining Economic Life                    27 years
Deferred Maintenance                       None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1983 and consist of a 220-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                            THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

SUMMARY OF COMPARABLE SALES -IMPROVED

          DESCRIPTION                         SUBJECT                     COMPARABLE                     COMPARABLE
                                                                             I - 1                          I - 2
----------------------------------------------------------------------------------------------------------------------------
  Property Name                     Wood Lake                    Cumberland Pines              Concord Crossing
LOCATION:
  Address                           100 Pinhurst Drive           3339 Seven Pines Court        2935 Old Concord Road SE

  City, State                       Unincorporated Cobb County,  Atlanta, GA                   Smyrna, GA
  County                            Cobb                         Cobb                          Cobb
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)            227,000                      185,246                       207,460
  Year Built                        1983                         1973                          1975
  Number of Units                   220                          216                           190
  Unit Mix:                             Type             Total     Type                  Total  Type                   Total
                                    1Br/1Ba - 1A1         50     1Br/1Ba                   90  1Br/1Ba                   30
                                    1Br/1Ba - 1B1         58     2Br/2Ba                  118  2Br/2Ba                  127
                                    1Br/1Ba -1C1           2     3Br/2Ba                    8  3Br/2Ba                   33
                                    2Br/1Ba -2A1          12
                                    2Br/2Ba - 2A2         18
                                    2Br/2Ba - 2B2         50
                                    3Br/2Ba - 3A2         30

  Average Unit Size (SF)            1,032                        858                           1,092
  Land Area (Acre)                  16.9700                      13.6000                       15.7800
  Density (Units/Acre)              13.0                         15.9                          12.0
  Parking Ratio (Spaces/Unit)       2.00                         2.50                          N/A
  Parking Type (Gr., Cov., etc.)    Open                         Open                          Open
CONDITION:                          Good                         Good                          Good
APPEAL:                             Good                         Fair                          Fair
AMENITIES:
  Pool/Spa                          Yes/Yes                      Yes/Yes                       Yes/Yes
  Gym Room                          Yes                          Yes                           Yes
  Laundry Room                      Yes                          Yes                           No
  Secured Parking                   No                           No                            No
  Sport Courts                      No                           Yes                           Yes
  Washer/Dryer Connection           Yes                          Yes                           Yes

OCCUPANCY:                          95%                          90%                           91%
TRANSACTION DATA:
  Sale Date                                                      March, 2003                   July, 2002
  Sale Price ($)                                                 $10,800,000                   $9,200,000
  Grantor                                                        Earl Phillips (LLC)           Garden Woodsong

  Grantee                                                        Vinings Vista (LLC)           Woodsong Apartments

  Sale Documentation                                             Book 13703, Page 4724         Book 13561, Page 2533
  Verification                                                   AAA Files, Comps Inc.         AAA Files, Comps Inc.
  Telephone Number
ESTIMATED PRO-FORMA:                                              Total $      $/Unit    $/SF    Total $    $/Unit     $/SF
                                                                 -----------------------------------------------------------
  Potential Gross Income                                         $1,864,080    $8,630   $10.06 $1,601,328   $8,428     $7.72
  Vacancy/Credit Loss                                            $  186,408    $  863   $ 1.01 $  160,133   $  843     $0.77
                                                                 -----------------------------------------------------------
  Effective Gross Income                                         $1,677,672    $7,767   $ 9.06 $1,441,195   $7,585     $6.95
  Operating Expenses                                             $  777,600    $3,600   $ 4.20 $  627,000   $3,300     $3.02
                                                                 -----------------------------------------------------------
  Net Operating Income                                           $  900,072    $4,167   $ 4.86 $  814,195   $4,285     $3.92
                                                                 -----------------------------------------------------------
NOTES:                                                           None                          None

  PRICE PER UNIT                                                            $50,000                       $48,421
  PRICE PER SQUARE FOOT                                                     $ 58.30                       $ 44.35
  EXPENSE RATIO                                                                46.3%                         43.5%
  EGIM                                                                         6.44                          6.38
  OVERALL CAP RATE                                                             8.33%                         8.85%
  Cap Rate based on Pro Forma or
 Actual Income?                                                     PRO FORMA                      PRO FORMA

          DESCRIPTION                        COMPARABLE                     COMPARABLE                     COMPARABLE
                                                I - 3                          I - 4                          I - 5
------------------------------------------------------------------------------------------------------------------------------
  Property Name                     Summer Lake                   Madison at Forest Glen         Worthing Crest
LOCATION:
  Address                           6901 Glenlake Parkway NE      4236 Austell Road              3200 Spring Hill Road

  City, State                       Atlanta, GA                   Austell, GA                    Smyrna, GA 30080
  County                            Fulton                        Cobb                           Cobb
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)            348,992                       290,700                        417,920
  Year Built                        1982                          1986                           1987
  Number of Units                   270                           264                            378
  Unit Mix:                         Type                   Total  Type                    Total  Type                    Total
                                    1Br/1Ba                  78   1Br/1Ba                   60   1Br/1Ba                  150
                                    2Br/2Ba                 172   2Br/2Ba                  204   2Br/2Ba                  228
                                    3Br/2Ba                  20   3Br/2Ba                        3Br/2Ba

  Average Unit Size (SF)            1,293                         1,101                          1,106
  Land Area (Acre)                  29.8900                       26.4000                        25.0300
  Density (Units/Acre)              9.0                           10.0                           15.1
  Parking Ratio (Spaces/Unit)       N/A                           2.00                           2.09
  Parking Type (Gr., Cov., etc.)    Open, Garages                 Open                           Open
CONDITION:                          Very Good                     Good                           Very Good
APPEAL:                             Very Good                     Good                           Very Good
AMENITIES:
  Pool/Spa                          Yes/Yes                       Yes/Yes                        Yes/Yes
  Gym Room                          Yes                           Yes                            Yes
  Laundry Room                      Yes                           Yes                            No
  Secured Parking                   Yes                           Yes                            Yes
  Sport Courts                      Yes                           Yes                            Yes
  Washer/Dryer Connection           Yes                           Yes                            Yes
OCCUPANCY:                          90%                           93%                            92%
TRANSACTION DATA:
  Sale Date                         December, 2001                February, 2002                 February, 2001
  Sale Price ($)                    $19,475,000                   $13,810,000                    $28,150,000
  Grantor                           Connecticut General Life      Lincoln Walden                 Vinings Apartments Group

  Grantee                           Beechnut Bayou Company        Forest Glen Apartments         Worthing Cameron Crest

  Sale Documentation                Book 31465, Page 0403         Book 13501, Page 2716          Book 13334, Page 5127
  Verification                      AAA Files, Comps Inc.         AAA Files, Comps Inc.          AAA Files, Comps Inc.
  Telephone Number
ESTIMATED PRO-FORMA:                  Total $    $/Unit    $/SF     Total $    $/Unit     $/SF   Total $      $/Unit     $/SF
                                    ------------------------------------------------------------------------------------------
  Potential Gross Income            $3,378,000  $12,511    $9.68  $2,513,592   $9,521     $8.65  N/A
  Vacancy/Credit Loss               $  337,800  $ 1,251    $0.97  $  175,951   $  666     $0.61  N/A
                                    ------------------------------------------------------------------------------------------
  Effective Gross Income            $3,040,200  $11,260    $8.71  $2,337,641   $8,855     $8.04  $4,085,160   $10,807    $9.77
  Operating Expenses                $  945,000  $ 3,500    $2.71  $1,003,200   $3,800     $3.45  $1,134,000   $ 3,000    $2.71
                                    ------------------------------------------------------------------------------------------
  Net Operating Income              $2,095,200  $ 7,760    $6.00  $1,334,441   $5,055     $4.59  $2,951,160   $ 7,807    $7.06
                                    ------------------------------------------------------------------------------------------
NOTES:                              None                          None                           None

  PRICE PER UNIT                              $72,130                        $52,311                        $74,471
  PRICE PER SQUARE FOOT                       $55.80                         $ 47.51                        $ 67.36
  EXPENSE RATIO                                 31.1%                           42.9%                          27.8%
  EGIM                                          6.41                            5.91                           6.89
  OVERALL CAP RATE                             10.76%                           9.66%                         10.48%
  Cap Rate based on Pro Forma or
    Actual Income?                       PRO FORMA                      PRO FORMA                      ACTUAL

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                               IMPROVED SALES MAP

                                      [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $48,421 to $74,471 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $54,926 to $78,194 per unit with a mean or average adjusted price of $62,991 per unit. The median adjusted price is $60,526 per unit. Based on the following analysis, we have concluded to a value of $60,000 per unit, which results in an "as is" value of $13,100,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

SALES ADJUSTMENT GRID

                                                                              COMPARABLE                COMPARABLE
             DESCRIPTION                         SUBJECT                         I - 1                     I - 2
--------------------------------------------------------------------------------------------------------------------------
  Property Name                        Wood Lake                    Cumberland Pines             Concord Crossing
  Address                              100 Pinhurst Drive           3339 Seven Pines Court       2935 Old Concord Road SE
  City                                 Unincorporated Cobb County,  Atlanta, GA                  Smyrna, GA
  Sale Date                                                         March, 2003                  July, 2002
  Sale Price ($)                                                    $10,800,000                  $9,200,000
  Net Rentable Area (SF)               227,000                      185,246                      207,460
  Number of Units                      220                          216                          190
  Price Per Unit                                                    $50,000                      $48,421
  Year Built                           1983                         1973                         1975
  Land Area (Acre)                     16.9700                      13.6000                      15.7800
VALUE ADJUSTMENTS                         DESCRIPTION                  DESCRIPTION         ADJ.     DESCRIPTION       ADJ.
  Property Rights Conveyed             Fee Simple Estate            Fee Simple Estate       0%   Fee Simple Estate     0%
  Financing                                                         Cash To Seller          0%   Cash To Seller        0%
  Conditions of Sale                                                Arm's Length            0%   Arm's Length          0%
  Date of Sale (Time)                                               03-2003                 0%   07-2002               0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                             $50,000                    $48,421
  Location                                                          Comparable              0%   Inferior             10%
  Number of Units                      220                          216                     0%   190                   0%
  Quality / Appeal                     Good                         Inferior                5%   Inferior              5%
  Age / Condition                      1983                         1973 / Good            10%   1975 / Good          10%
  Occupancy at Sale                    95%                          90%                     0%   91%                   0%
  Amenities                            Good                         Comparable              0%   Comparable            0%
  Average Unit Size (SF)               1,032                        858                     5%   1,092                 0%
PHYSICAL ADJUSTMENT                                                                        20%                        25%
FINAL ADJUSTED VALUE ($/UNIT)                                                   $60,000                    $60,526

                                              COMPARABLE                 COMPARABLE                    COMPARABLE
             DESCRIPTION                         I - 3                      I - 4                         I - 5
-------------------------------------------------------------------------------------------------------------------------
  Property Name                        Summer Lake                Madison at Forest Glen        Worthing Crest
  Address                              6901 Glenlake Parkway NE   4236 Austell Road             3200 Spring Hill Road
  City                                 Atlanta, GA                Austell, GA                   Smyrna, GA 30080
  Sale Date                            December, 2001             February, 2002                February, 2001
  Sale Price ($)                       $19,475,000                $13,810,000                   $28,150,000
  Net Rentable Area (SF)               348,992                    290,700                       417,920
  Number of Units                      270                        264                           378
  Price Per Unit                       $72,130                    $52,311                       $74,471
  Year Built                           1982                       1986                          1987
  Land Area (Acre)                     29.8900                    26.4000                       25.0300
VALUE ADJUSTMENTS                         DESCRIPTION       ADJ.     DESCRIPTION          ADJ.     DESCRIPTION       ADJ.
  Property Rights Conveyed             Fee Simple Estate     0%   Fee Simple Estate        0%   Fee Simple Estate     0%
  Financing                            Cash To Seller        0%   Cash To Seller           0%   Cash To Seller        0%
  Conditions of Sale                   Arm's Length          0%   Arm's Length             0%   Arm's Length          0%
  Date of Sale (Time)                  12-2001               0%   02-2002                  0%   02-2001               0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)              $72,130                    $52,311                       $74,471
  Location                             Superior             -5%   Inferior                10%   Inferior             10%
  Number of Units                      270                   0%   264                      0%   378                   5%
  Quality / Appeal                     Comparable            0%   Comparable               0%   Comparable            0%
  Age / Condition                      1982 / Very Good      0%   1986 / Good             -5%   1987 / Very Good    -10%
  Occupancy at Sale                    90%                   0%   93%                      0%   92%                   0%
  Amenities                            Comparable            0%   Comparable               0%   Comparable            0%
  Average Unit Size (SF)               1,293               -10%   1,101                    0%   1,106                 0%
PHYSICAL ADJUSTMENT                                        -15%                            5%                         5%
FINAL ADJUSTED VALUE ($/UNIT)                    $61,310                    $54,926                       $78,194

SUMMARY

VALUE RANGE (PER UNIT)                            $54,926    TO   $    78,194
MEAN (PER UNIT)                                   $62,991
MEDIAN (PER UNIT)                                 $60,526
VALUE CONCLUSION (PER UNIT)                       $60,000

VALUE OF IMPROVEMENT & MAIN SITE                                  $13,200,000
  PV OF CONCESSIONS                                              -$   104,000
VALUE INDICATED BY SALES COMPARISON APPROACH                      $13,096,000
ROUNDED                                                           $13,100,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                             NOI PER UNIT COMPARISON

                             SALE PRICE                  NOI/       SUBJECT NOI
COMPARABLE    NO. OF        -----------              ----------    --------------    ADJUSTMENT     INDICATED
   NO.        UNITS          PRICE/UNIT     OAR       NOI/UNIT     SUBJ. NOI/UNIT      FACTOR      VALUE/UNIT
-------------------------------------------------------------------------------------------------------------
   I-1         216          $10,800,000    8.33%     $  900,072    $    1,144,841       1.249        $62,441
                            $    50,000              $    4,167    $        5,204
   I-2         190          $ 9,200,000    8.85%     $  814,195    $    1,144,841       1.214        $58,801
                            $    48,421              $    4,285    $        5,204
   I-3         270          $19,475,000   10.76%     $2,095,200    $    1,144,841       0.671        $48,370
                            $    72,130              $    7,760    $        5,204
   I-4         264          $13,810,000    9.66%     $1,334,441    $    1,144,841       1.030        $53,854
                            $    52,311              $    5,055    $        5,204
   I-5         378          $28,150,000   10.48%     $2,951,160    $    1,144,841       0.667        $49,637
                            $    74,471              $    7,807    $        5,204

                                   PRICE/UNIT

Low            High         Average       Median
-------------------------------------------------
$48,370        $62,441      $54,621       $53,854

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                      $    55,000
                                             ------------
Number of Units                                       220

Value                                         $12,100,000
  PV of Concessions                          -$   104,000
                                             ------------
Value Based on NOI Analysis                   $11,996,000
                                   Rounded    $12,000,000

The adjusted sales indicate a range of value between $48,370 and $62,441 per unit, with an average of $54,621 per unit. Based on the subject's competitive position within the improved sales, a value of $55,000 per unit is estimated. This indicates an "as is" market value of $12,000,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

COMPARABLE    NO. OF      SALE PRICE          EFFECTIVE       OPERATING                    SUBJECT
   NO.        UNITS       PRICE/UNIT         GROSS INCOME      EXPENSE           OER    PROJECTED OER         EGIM
----------    ------      ----------         ------------     ----------         ---    -------------         -----
   I-1         216        $10,800,000         $1,677,672      $  777,600        46.35%                        6.44
                          $    50,000
   I-2         190        $ 9,200,000         $1,441,195      $  627,000        43.51%                        6.38
                          $    48,421
   I-3         270        $19,475,000         $3,040,200      $  945,000        31.08%                        6.41
                                                                                            37.73%
                          $    72,130
   I-4         264        $13,810,000         $2,337,641      $1,003,200        42.92%                        5.91
                          $    52,311
   I-5         378        $28,150,000         $4,085,160      $1,134,000        27.76%                        6.89
                          $    74,471

                   EGIM                                                   VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES
                   ----                                                   --------------------------------------------------
Low           High       Average        Median                 Estimate EGIM                                                    6.45
                                                               Subject EGI                                               $ 1,926,928
5.91          6.89        6.41           6.41
                                                               Value                                                     $12,428,684
                                                                  PV of Concessions                                     -$   104,000
                                                                                                                        ------------
                                                               Value Based on EGIM Analysis                              $12,324,684
                                                                                                        Rounded          $12,300,000

                                                                                Value Per Unit                           $    55,909

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 37.73% before reserves. The comparable sales indicate a range of expense ratios from 27.76% to 46.35%, while their EGIMs range from 5.91 to 6.89. Overall, we conclude to an EGIM of 6.45, which results in an "as is" value estimate in the EGIM Analysis of $12,300,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $12,500,000.

Price Per Unit                                $13,100,000
NOI Per Unit                                  $12,000,000
EGIM Analysis                                 $12,300,000

Sales Comparison Conclusion                   $12,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                              Average
                   Unit Area         ------------------------
 Unit Type         (Sq. Ft.)         Per Unit          Per SF        %Occupied
 ---------         ---------         --------          ------        ---------
1Br/1Ba - 1A1          705            $  637           $ 0.90           96.0%
1Br/1Ba - 1B1          874            $  627           $ 0.72           98.3%
1Br/1Ba -1C1           874            $  699           $ 0.80          100.0%
2Br/1Ba -2A1          1111            $  695           $ 0.63           91.7%
2Br/2Ba - 2A2         1111            $  763           $ 0.69           94.4%
2Br/2Ba - 2B2         1213            $  830           $ 0.68           96.0%
3Br/2Ba - 3A2         1511            $1,073           $ 0.71           86.7%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                                  RENT ANALYSIS

                                                                                          COMPARABLE RENTS
                                                                      -------------------------------------------------------
                                                                         R-1        R-2         R-3         R-4        R-5
                                                                      ---------   --------    --------    -------    --------
                                                                                    Gables    Magnolia     Paces     Lakes at
                                                                      Post Crest     Walk      Vinings    Station     Vinings
                                                                      -------------------------------------------------------
                                                                                      COMPARISON TO SUBJECT
                                                SUBJECT    SUBJECT    -------------------------------------------------------
                                SUBJECT UNIT    ACTUAL     ASKING                               Very                 Slightly
      DESCRIPTION                   TYPE         RENT       RENT      Superior    Superior    Superior    Similar    Superior
      -----------               ------------    -------    -------    --------    --------    --------    -------    --------
Monthly Rent                    1BR/1BA - 1A1    $  637     $  720     $   769     $  870      $  790      $  723     $  754
Unit Area (SF)                                      705        705         650        855         663         586        730
Monthly Rent Per Sq. Ft.                         $ 0.90     $ 1.02     $  1.18     $ 1.02      $ 1.19      $ 1.23     $ 1.03

Monthly Rent                    1BR/1BA - 1B1    $  627     $  685     $   961     $  915      $  815      $  961     $  771
Unit Area (SF)                                      874        874         875        902         860         840        770
Monthly Rent Per Sq. Ft.                         $ 0.72     $ 0.78     $  1.10     $ 1.01      $ 0.95      $ 1.14     $ 1.00

Monthly Rent                    1BR/1BA -1C1     $  699     $  699     $   968     $  915      $  810      $  911     $  931
Unit Area (SF)                                      874        874         900        902         967         949      1,100
Monthly Rent Per Sq. Ft.                         $ 0.80     $ 0.80     $  1.08     $ 1.01      $ 0.84      $ 0.96     $ 0.85

Monthly Rent                    2BR/1BA -2A1     $  695     $  889     $ 1,098     $1,150      $  955      $  891     $  931
Unit Area (SF)                                    1,111      1,111       1,000      1,294       1,040       1,019      1,100
Monthly Rent Per Sq. Ft.                         $ 0.63     $ 0.80     $  1.10     $ 0.89      $ 0.92      $ 0.87     $ 0.85

Monthly Rent                    2BR/2BA - 2A2    $  763     $  922     $ 1,203     $1,150      $1,100      $1,030     $  929
Unit Area (SF)                                    1,111      1,111       1,200      1,294       1,113       1,296      1,086
Monthly Rent Per Sq. Ft.                         $ 0.69     $ 0.83     $  1.00     $ 0.89      $ 0.99      $ 0.79     $ 0.86

Monthly Rent                    2BR/2BA - 2B2    $  830     $  954     $ 1,317     $1,230      $1,100      $1,030     $1,039
Unit Area (SF)                                    1,213      1,213       1,320      1,349       1,113       1,296      1,168
Monthly Rent Per Sq. Ft.                         $ 0.68     $ 0.79     $  1.00     $ 0.91      $ 0.99      $ 0.79     $ 0.89

Monthly Rent                    3BR/2BA - 3A2    $1,073     $1,262     $ 1,489     $1,370      $1,325                 $1,227
Unit Area (SF)                                    1,511      1,511       1,400      1,450       1,366                  1,366
Monthly Rent Per Sq. Ft.                         $ 0.71     $ 0.84     $  1.06     $ 0.94      $ 0.97                 $ 0.90

      DESCRIPTION                MIN         MAX       MEDIAN       AVERAGE
      -----------                ---         ---       ------       -------
Monthly Rent                    $  723      $  870     $  769        $  781
Unit Area (SF)                     586         855        663           697
Monthly Rent Per Sq. Ft.        $ 1.02      $ 1.23     $ 1.18        $ 1.13

Monthly Rent                    $  771      $  961     $  915        $  885
Unit Area (SF)                     770         902        860           849
Monthly Rent Per Sq. Ft.        $ 0.95      $ 1.14     $ 1.01        $ 1.04

Monthly Rent                    $  810      $  968     $  915        $  907
Unit Area (SF)                     900       1,100        949           964
Monthly Rent Per Sq. Ft.        $ 0.84      $ 1.08     $ 0.96        $ 0.95

Monthly Rent                    $  891      $1,150     $  955        $1,005
Unit Area (SF)                   1,000       1,294      1,040         1,091
Monthly Rent Per Sq. Ft.        $ 0.85      $ 1.10     $ 0.89        $ 0.93

Monthly Rent                    $  929      $1,203     $1,100        $1,082
Unit Area (SF)                   1,086       1,296      1,200         1,198
Monthly Rent Per Sq. Ft.        $ 0.79      $ 1.00     $ 0.89        $ 0.91

Monthly Rent                    $1,030      $1,317     $1,100        $1,143
Unit Area (SF)                   1,113       1,349      1,296         1,249
Monthly Rent Per Sq. Ft.        $ 0.79      $ 1.00     $ 0.91        $ 0.92

Monthly Rent                    $1,227      $1,489     $1,348        $1,353
Unit Area (SF)                   1,366       1,450      1,383         1,396
Monthly Rent Per Sq. Ft.        $ 0.90      $ 1.06     $ 0.96        $ 0.97

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                       Market Rent
                                       Unit Area   -------------------          Monthly           Annual
 Unit Type       Number of Units       (Sq. Ft.)   Per Unit     Per SF          Income            Income
 ---------       ---------------       ---------   --------     ------          -------           ------
1Br/1Ba - 1A1          50                  705      $  637       $0.90          $ 31,850        $  382,200
1Br/1Ba - 1B1          58                  874      $  627       $0.72          $ 36,366        $  436,392
1Br/1Ba -1C1            2                  874      $  699       $0.80          $  1,398        $   16,776
2Br/1Ba -2A1           12                1,111      $  695       $0.63          $  8,340        $  100,080
2Br/2Ba - 2A2          18                1,111      $  763       $0.69          $ 13,734        $  164,808
2Br/2Ba - 2B2          50                1,213      $  830       $0.68          $ 41,500        $  498,000
3Br/2Ba - 3A2          30                1,511      $1,073       $0.71          $ 32,190        $  386,280
                                                                 Total          $165,378        $1,984,536

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                                     FISCAL YEAR 2000          FISCAL YEAR 2001          FISCAL YEAR 2002
                                         ACTUAL                    ACTUAL                    ACTUAL
                                 -----------------------   -----------------------   -----------------------
        DESCRIPTION                 TOTAL       PER UNIT      TOTAL       PER UNIT       TOTAL      PER UNIT
        -----------              ------------   --------   ------------   --------   ------------   --------
Revenues
   Rental Income                 $  2,188,314   $  9,947   $  2,281,989   $ 10,373   $  2,170,942   $  9,868

   Vacancy                       $    120,614   $    548   $    191,143   $    869   $    310,832   $  1,413
   Credit Loss/Concessions       $     76,322   $    347   $    166,539   $    757   $     87,307   $    397
                                 ------------   --------   ------------   --------   ------------   --------
      Subtotal                   $    196,936   $    895   $    357,682   $  1,626   $    398,139   $  1,810

   Laundry Income                $          0   $      0   $          0   $      0   $          0   $      0
   Garage Revenue                $          0   $      0   $          0   $      0   $          0   $      0
   Other Misc. Revenue           $     73,831   $    336   $    124,180   $    564   $    116,344   $    529
                                 ------------   --------   ------------   --------   ------------   --------
      Subtotal Other Income      $     73,831   $    336   $    124,180   $    564   $    116,344   $    529

                                 ------------   --------   ------------   --------   ------------   --------
Effective Gross Income           $  2,065,209   $  9,387   $  2,048,487   $  9,311   $  1,889,147   $  8,587

Operating Expenses
   Taxes                         $    170,688   $    776   $    154,349   $    702   $    158,452   $    720
   Insurance                     $     20,839   $     95   $     42,148   $    192   $     45,286   $    206
   Utilities                     $     65,597   $    298   $     76,136   $    346   $     85,485   $    389
   Repair & Maintenance          $     29,100   $    132   $     20,112   $     91   $     31,638   $    144
   Cleaning                      $     57,900   $    263   $     32,940   $    150   $     55,247   $    251
   Landscaping                   $     23,709   $    108   $     23,155   $    105   $     23,379   $    106
   Security                      $          0   $      0   $          0   $      0   $          0   $      0
   Marketing & Leasing           $     43,715   $    199   $     49,716   $    226   $     47,187   $    214
   General Administrative        $    192,754   $    876   $    207,851   $    945   $    140,053   $    637
   Management                    $    106,294   $    483   $    112,340   $    511   $     98,154   $    446
   Miscellaneous                 $          0   $      0   $          0   $      0   $          0   $      0

                                 ------------   --------   ------------   --------   ------------   --------
Total Operating Expenses         $    710,596   $  3,230   $    718,747   $  3,267   $    684,881   $  3,113

   Reserves                      $          0   $      0   $          0   $      0   $          0   $      0

                                 ------------   --------   ------------   --------   ------------   --------
Net Income                       $  1,354,613   $  6,157   $  1,329,740   $  6,044   $  1,204,266   $  5,474

                                     FISCAL YEAR 2003           ANNUALIZED 2003
                                     MANAGEMENT BUDGET            PROJECTION                     AAA PROJECTION
                                 -----------------------   -----------------------   -----------------------------------
        DESCRIPTION                  TOTAL      PER UNIT       TOTAL      PER UNIT       TOTAL      PER UNIT        %
        -----------              ------------   --------   ------------   --------   ------------   --------      ------
Revenues

   Rental Income                 $  2,128,000   $  9,673   $  2,022,400   $  9,193   $  1,984,536   $  9,021      100.0%

   Vacancy                       $    257,280   $  1,169   $    226,068   $  1,028   $    138,918   $    631        7.0%
   Credit Loss/Concessions       $    103,760   $    472   $    202,720   $    921   $     39,691   $    180        2.0%
                                 ------------   --------   ------------   --------   ------------   --------      -----
      Subtotal                   $    361,040   $  1,641   $    428,788   $  1,949   $    178,608   $    812        9.0%

   Laundry Income                $          0   $      0   $          0   $      0   $          0   $      0        0.0%
   Garage Revenue                $          0   $      0   $          0   $      0   $          0   $      0        0.0%
   Other Misc. Revenue           $    160,800   $    731   $    131,664   $    598   $    121,000   $    550        6.1%
                                 ------------   --------   ------------   --------   ------------   --------      -----
      Subtotal Other Income      $    160,800   $    731   $    131,664   $    598   $    121,000   $    550        6.1%

                                 ------------   --------   ------------   --------   ------------   --------      -----
Effective Gross Income           $  1,927,760   $  8,763   $  1,725,276   $  7,842   $  1,926,928   $  8,759      100.0%

Operating Expenses

   Taxes                         $    164,239   $    747   $    164,004   $    745   $    164,340   $    747        8.5%
   Insurance                     $     48,445   $    220   $     46,088   $    209   $     48,400   $    220        2.5%
   Utilities                     $     94,800   $    431   $    102,080   $    464   $     93,500   $    425        4.9%
   Repair & Maintenance          $     33,000   $    150   $     65,468   $    298   $     33,000   $    150        1.7%
   Cleaning                      $     46,500   $    211   $    113,504   $    516   $     44,000   $    200        2.3%
   Landscaping                   $     43,020   $    196   $     35,144   $    160   $     44,000   $    200        2.3%
   Security                      $          0   $      0   $          0   $      0   $          0   $      0        0.0%
   Marketing & Leasing           $     30,000   $    136   $     96,820   $    440   $     44,000   $    200        2.3%
   General Administrative        $    115,935   $    527   $    201,344   $    915   $    159,500   $    725        8.3%
   Management                    $     98,404   $    447   $     82,112   $    373   $     96,346   $    438        5.0%
   Miscellaneous                 $          0   $      0   $          0   $      0   $          0   $      0        0.0%

                                 ------------   --------   ------------   --------   ------------   --------      -----
Total Operating Expenses         $    674,343   $  3,065   $    906,564   $  4,121   $    727,086   $  3,305       37.7%

   Reserves                      $          0   $      0   $          0   $      0   $     55,000   $    250        7.6%

                                 ------------   --------   ------------   --------   ------------   --------      -----
Net Income                       $  1,253,417   $  5,697   $    818,712   $  3,721   $  1,144,841   $  5,204       59.4%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 9% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                                     CAPITALIZATION RATES
                    ---------------------------------------------------------
                          GOING-IN                          TERMINAL
                    ---------------------           -------------------------
                     LOW            HIGH             LOW                HIGH
                    -----          ------           -----              ------
RANGE               6.00%          10.00%           7.00%              10.00%
AVERAGE                     8.14%                             8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.         SALE DATE          OCCUP.           PRICE/UNIT           OAR
---------         ---------          ------           ----------           ---
  I-1              Mar-03             90%              $50,000             8.33%
  I-2              Jul-02             91%              $48,421             8.85%
  I-3              Dec-01             90%              $72,130            10.76%
  I-4              Feb-02             93%              $52,311             9.66%
  I-5              Feb-01             92%              $74,471            10.48%
                                                       High               10.76%
                                                       Low                 8.33%
                                                       Average             9.62%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 9.50%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.00% indicates a value of $12,900,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

approximately 41% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

DISCOUNTED CASH FLOW ANALYSIS

                                    WOOD LAKE

              YEAR                        APR-2004        APR-2005        APR-2006        APR-2007        APR-2008        APR-2009
           FISCAL YEAR                       1               2               3               4               5               6
           -----------                       -               -               -               -               -               -
REVENUE

    Base Rent                            $1,984,536      $1,984,536      $2,044,072      $2,105,394      $2,168,556      $2,233,613

    Vacancy                              $  138,918      $  138,918      $  143,085      $  147,378      $  151,799      $  156,353
    Credit Loss                          $   39,691      $   39,691      $   40,881      $   42,108      $   43,371      $   44,672
    Concessions                          $   79,381      $   39,691      $        0      $        0      $        0      $        0
                                         ----------      ----------      ----------      ----------      ----------      ----------
      Subtotal                           $  257,990      $  218,299      $  183,966      $  189,485      $  195,170      $  201,025

    Laundry Income                       $        0      $        0      $        0      $        0      $        0      $        0
    Garage Revenue                       $        0      $        0      $        0      $        0      $        0      $        0
    Other Misc. Revenue                  $  121,000      $  121,000      $  124,630      $  128,369      $  132,220      $  136,187
                                         ----------      ----------      ----------      ----------      ----------      ----------
        Subtotal Other Income            $  121,000      $  121,000      $  124,630      $  128,369      $  132,220      $  136,187
                                         ----------      ----------      ----------      ----------      ----------      ----------

EFFECTIVE GROSS INCOME                   $1,847,546      $1,887,237      $1,984,736      $2,044,278      $2,105,606      $2,168,774

OPERATING EXPENSES:

    Taxes                                $  164,340      $  169,270      $  174,348      $  179,579      $  184,966      $  190,515
    Insurance                            $   48,400      $   49,852      $   51,348      $   52,888      $   54,475      $   56,109
    Utilities                            $   93,500      $   96,305      $   99,194      $  102,170      $  105,235      $  108,392
    Repair & Maintenance                 $   33,000      $   33,990      $   35,010      $   36,060      $   37,142      $   38,256
    Cleaning                             $   44,000      $   45,320      $   46,680      $   48,080      $   49,522      $   51,008
    Landscaping                          $   44,000      $   45,320      $   46,680      $   48,080      $   49,522      $   51,008
    Security                             $        0      $        0      $        0      $        0      $        0      $        0
    Marketing & Leasing                  $   44,000      $   45,320      $   46,680      $   48,080      $   49,522      $   51,008
    General Administrative               $  159,500      $  164,285      $  169,214      $  174,290      $  179,519      $  184,904
    Management                           $   92,377      $   94,362      $   99,237      $  102,214      $  105,280      $  108,439
    Miscellaneous                        $        0      $        0      $        0      $        0      $        0      $        0
                                         ----------      ----------      ----------      ----------      ----------      ----------
TOTAL OPERATING EXPENSES                 $  723,117      $  744,024      $  768,389      $  791,441      $  815,184      $  839,639

    Reserves                             $   55,000      $   56,650      $   58,350      $   60,100      $   61,903      $   63,760
                                         ----------      ----------      ----------      ----------      ----------      ----------
NET OPERATING INCOME                     $1,069,429      $1,086,563      $1,157,997      $1,192,737      $1,228,519      $1,265,375
                                         ==========      ==========      ==========      ==========      ==========      ==========

    Operating Expense Ratio (% of EGI)         39.1%           39.4%           38.7%           38.7%           38.7%           38.7%
    Operating Expense Per Unit           $    3,287      $    3,382      $    3,493      $    3,597      $    3,705      $    3,817

              YEAR                               APR-2010        APR-2011        APR-2012        APR-2013        APR-2014
           FISCAL YEAR                              7               8               9               10              11
           -----------                              -               -               -               --              --
REVENUE

    Base Rent                                   $2,300,621      $2,369,640      $2,440,729      $2,513,951      $2,589,369

    Vacancy                                     $  161,043      $  165,875      $  170,851      $  175,977      $  181,256
    Credit Loss                                 $   46,012      $   47,393      $   48,815      $   50,279      $   51,787
    Concessions                                 $        0      $        0      $        0      $        0      $        0
                                                ----------      ----------      ----------      ----------      ----------
      Subtotal                                  $  207,056      $  213,268      $  219,666      $  226,256      $  233,043

    Laundry Income                              $        0      $        0      $        0      $        0      $        0
    Garage Revenue                              $        0      $        0      $        0      $        0      $        0
    Other Misc. Revenue                         $  140,272      $  144,480      $  148,815      $  153,279      $  157,878
                                                ----------      ----------      ----------      ----------      ----------
        Subtotal Other Income                   $  140,272      $  144,480      $  148,815      $  153,279      $  157,878
                                                ----------      ----------      ----------      ----------      ----------

EFFECTIVE GROSS INCOME                          $2,233,837      $2,300,853      $2,369,878      $2,440,974      $2,514,204

OPERATING EXPENSES:

    Taxes                                       $  196,231      $  202,117      $  208,181      $  214,426      $  220,859
    Insurance                                   $   57,792      $   59,526      $   61,312      $   63,151      $   65,046
    Utilities                                   $  111,644      $  114,993      $  118,443      $  121,996      $  125,656
    Repair & Maintenance                        $   39,404      $   40,586      $   41,803      $   43,058      $   44,349
    Cleaning                                    $   52,538      $   54,114      $   55,738      $   57,410      $   59,132
    Landscaping                                 $   52,538      $   54,114      $   55,738      $   57,410      $   59,132
    Security                                    $        0      $        0      $        0      $        0      $        0
    Marketing & Leasing                         $   52,538      $   54,114      $   55,738      $   57,410      $   59,132
    General Administrative                      $  190,451      $  196,165      $  202,050      $  208,111      $  214,355
    Management                                  $  111,692      $  115,043      $  118,494      $  122,049      $  125,710
    Miscellaneous                               $        0      $        0      $        0      $        0      $        0
                                                ----------      ----------      ----------      ----------      ----------

TOTAL OPERATING EXPENSES                        $  864,828      $  890,773      $  917,496      $  945,021      $  973,372

    Reserves                                    $   65,673      $   67,643      $   69,672      $   71,763      $   73,915
                                                ----------      ----------      ----------      ----------      ----------

NET OPERATING INCOME                            $1,303,336      $1,342,436      $1,382,709      $1,424,191      $1,466,916
                                                ==========      ==========      ==========      ==========      ==========

    Operating Expense Ratio (% of EGI)                38.7%           38.7%           38.7%           38.7%           38.7%
    Operating Expense Per Unit                  $    3,931      $    4,049      $    4,170      $    4,296      $    4,424

                                                                  Gross Residual                    Deferred
                                                                  Sale Price          $15,441,224    Maintenance                  $0

Estimated
 Stabilized NOI         $1,144,841   Sales Expense Rate   2.00%   Less Sales Expense     $308,824   Add: Excess Land              $0
                                                                                      -----------
                                                                  Net Residual
Months to Stabilized             1   Discount Rate       11.00%    Sale Price         $15,132,399   Other Adjustments             $0
                                                                                                                         -----------
                                                                                                    Value Indicated
Stabilized Occupancy         93.0%   Terminal Cap Rate    9.50%   PV of Reversion      $5,329,396    by "DCF"            $12,930,545

                                                                  Add: NPV of NOI      $7,601,149            Rounded     $12,900,000
                                                                                      -----------
                                                                  PV Total            $12,930,545



                         "DCF" VALUE SENSITIVITY TABLE

                                                                      DISCOUNT RATE
                                                                      -------------
TOTAL VALUE
                                       10.50%               10.75%                11.00%            11.25%             11.50%
                                       ------               ------                ------            ------             ------
TERMINAL CAP RATE     9.00%      $13,670,714          $13,446,210           $13,226,623       $13,011,827        $12,801,702
                      9.25%      $13,511,652          $13,290,703           $13,074,583       $12,863,169        $12,656,344
                      9.50%      $13,360,963          $13,143,381           $12,930,545       $12,722,336        $12,518,636
                      9.75%      $13,218,001          $13,003,614           $12,793,894       $12,588,724        $12,387,991
                     10.00%      $13,082,187          $12,870,835           $12,664,075       $12,461,794        $12,263,878

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $104,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                                    WOOD LAKE

                                                          TOTAL              PER SQ. FT.       PER UNIT              %OF EGI
                                                          -----              -----------       --------              -------
REVENUE
    Base Rent                                          $ 1,984,536             $ 8.74           $ 9,021

    Less: Vacancy & Collection Loss          9.00%     $   178,608             $ 0.79           $   812

    Plus: Other Income

      Laundry Income                                   $         0             $ 0.00           $     0                0.00%
      Garage Revenue                                   $         0             $ 0.00           $     0                0.00%
      Other Misc. Revenue                              $   121,000             $ 0.53           $   550                6.28%
                                                       -----------             ------           -------                -----
        Subtotal Other Income                          $   121,000             $ 0.53           $   550                6.28%

EFFECTIVE GROSS INCOME                                 $ 1,926,928             $ 8.49           $ 8,759

OPERATING EXPENSES:

      Taxes                                            $   164,340             $ 0.72           $   747                8.53%
      Insurance                                        $    48,400             $ 0.21           $   220                2.51%
      Utilities                                        $    93,500             $ 0.41           $   425                4.85%
      Repair & Maintenance                             $    33,000             $ 0.15           $   150                1.71%
      Cleaning                                         $    44,000             $ 0.19           $   200                2.28%
      Landscaping                                      $    44,000             $ 0.19           $   200                2.28%
      Security                                         $         0             $ 0.00           $     0                0.00%
      Marketing & Leasing                              $    44,000             $ 0.19           $   200                2.28%
      General Administrative                           $   159,500             $ 0.70           $   725                8.28%
      Management                             5.00%     $    96,346             $ 0.42           $   438                5.00%
      Miscellaneous                                    $         0             $ 0.00           $     0                0.00%

TOTAL OPERATING EXPENSES                               $   727,086             $ 3.20           $ 3,305               37.73%

      Reserves                                         $    55,000             $ 0.24           $   250                2.85%
                                                       -----------             ------           -------                -----

NET OPERATING INCOME                                   $ 1,144,841             $ 5.04           $ 5,204               59.41%

      "GOING IN" CAPITALIZATION RATE                          9.00%

      VALUE INDICATION                                 $12,720,460             $56.04           $57,820

      PV OF CONCESSIONS                                ($  104,000)

      "AS IS" VALUE INDICATION

         (DIRECT CAPITALIZATION APPROACH)              $12,616,460

               ROUNDED                                 $12,600,000             $55.51           $57,273

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 37
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE                 VALUE                   ROUNDED                   $/UNIT                    $/SF
--------                 -----                   -------                   ------                    ----
 8.25%                $13,772,865              $13,800,000                 $62,727                  $60.79
 8.50%                $13,364,722              $13,400,000                 $60,909                  $59.03
 8.75%                $12,979,901              $13,000,000                 $59,091                  $57.27
 9.00%                $12,616,460              $12,600,000                 $57,273                  $55.51
 9.25%                $12,272,663              $12,300,000                 $55,909                  $54.19
 9.50%                $11,946,962              $11,900,000                 $54,091                  $52.42
 9.75%                $11,637,963              $11,600,000                 $52,727                  $51.10

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $12,600,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis                       $12,900,000
Direct Capitalization Method                        $12,600,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $12,800,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 38
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                                   Not Utilized
Sales Comparison Approach                       $12,500,000
Income Approach                                 $12,800,000
Reconciled Value                                $12,800,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 20, 2003 the market value of the fee simple estate in the property is:

                                   $12,800,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                     ADDENDA
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT A
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                              SUBJECT PHOTOGRAPHS

[PICTURE]                                 [PICTURE]
EXTERIOR - ENTRANCE                       EXTERIOR - TYPICAL APARTMENT BUILDING

[PICTURE]                                 [PICTURE]
SWIMMING POOL                             EXTERIOR - LEASING OFFICE

[PICTURE]                                 [PICTURE]
INTERIOR - APARTMENT UNIT                 INTERIOR - APARTMENT UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                   PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

COMPARABLE I-1              COMPARABLE I-2              COMPARABLE I-3

CUMBERLAND PINES            CONCORD CROSSING            SUMMER LAKE
3339 Seven Pines Court      2935 Old Concord Road SE    6901 Glenlake Parkway NE
Atlanta, GA                 Smyrna, GA                  Atlanta, GA

[PICTURE]                   [PICTURE]                   [PICTURE]

COMPARABLE I-4              COMPARABLE I-5

MADISON AT FOREST GLEN      WORTHING CREST
4236 Austell Road           3200 Spring Hill Road
Austell, GA                 Smyrna, GA 30080

[PICTURE]                   [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

           DESCRIPTION                                 SUBJECT                                         COMPARABLE
                                                                                                          R - 1
-----------------------------------------------------------------------------------------------------------------------------------
  Property Name                    Wood Lake                                         Post Crest
  Management Company               AIMCO                                             Post Properties

LOCATION:
  Address                          100 Pinhurst Drive                                50 Adams Lake Boulevard
  City, State                      Unincorporated Cobb County, Georgia               Atlanta, GA
  County                           Cobb                                              Cobb
  Proximity to Subject                                                               1-mile west of subject

PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           227,000                                           N/A
  Year Built                       1983                                              1996
  Effective Age                    18                                                7
  Building Structure Type          Brick & wood siding walls; asphalt shingle roof   Wood siding walls; asphalt shingle roof

  Parking Type (Gr., Cov., etc.)   Garage, Open Covered                              Open, Garages
  Number of Units                  220                                               410
  Unit Mix:                              Type           Unit   Qty.    Mo. Rent              Type             Unit   Qty.      Mo.
                                   1 1Br/1Ba - 1A1        705   50      $  637       1 1BD/1BH - Plan A3        650          $  792
                                   2 1Br/1Ba - 1B1        874   58      $  627       1 1BD/1BH - Plan A4        650          $  745
                                   3 1Br/1Ba-1C1          874    2      $  699       2 1BD/1BH - Plan G         850          $  953
                                   4 2Br/1Ba-2A1        1,111   12      $  695       2 1BD/1BH - Plan Z         900          $  968
                                   5 2Br/2Ba - 2A2      1,111   18      $  763       3 1BD/1BH - Plan Z         900          $  968
                                   6 2Br/2Ba - 2B2      1,213   50      $  830       4 2BD/1BH - Plan D       1,000          $1,098
                                   7 3Br/2Ba - 3A2      1,511   30      $1,073       5 2BD/2BH - Plan J       1,200          $1,203
                                                                                     6 2BD/2BH - Plan E       1,320          $1,317
                                                                                     7 3BD/2BH - Plan K       1,400          $1,489

  Average Unit Size (SF)           1,032
  Unit Breakdown:                  Efficiency           0%   2-Bedroom      39%      Efficiency        0%     2-Bedroom      0%
                                   1-Bedroom           61%   3-Bedroom       0%      1-Bedroom         0%     3-Bedroom      0%
CONDITION:                         Good                                              Very Good
APPEAL:                            Fair                                              Very Good
AMENITIES:
  Unit Amenities                           Attach. Garage    X   Vaulted Ceiling     X      Attach. Garage         Vaulted Ceiling
                                   X       Balcony           X   W/D Connect.        X      Balcony           X    W/D Connect.
                                   X       Fireplace                                        Fireplace
                                   X       Cable TV Ready                            X      Cable TV Ready
  Project Amenities                X       Swimming Pool                             X      Swimming Pool
                                   X       Spa/Jacuzzi       X   Car Wash                   Spa/Jacuzzi       X    Car Wash
                                           Basketball Court  X   BBQ Equipment              Basketball Court       BBQ Equipment
                                           Volleyball Court      Theater Room               Volleyball Court       Theater Room
                                   X       Sand Volley Ball      Meeting Hall               Sand Volley Ball       Meeting Hall
                                   X       Tennis Court          Secured Parking     X      Tennis Court      X    Secured Parking
                                           Racquet Ball      X   Laundry Room               Racquet Ball      X    Laundry Room
                                           Jogging Track         Business Office            Jogging Track     X    Business Office
                                   X       Gym Room                                  X      Gym Room

OCCUPANCY:                         95%                                               92%
LEASING DATA:
  Available Leasing Terms          6 to 15 Months                                    6 to 12 Months
  Concessions                      1 - 1 1/2 Months Free                             1 - 2 Months Free

  Pet Deposit                      $300 - $500                                       N/A
  Utilities Paid by Tenant:        X       Electric          X   Natural Gas         X      Electric          X    Natural Gas
                                   X       Water                 Trash               X      Water                  Trash
  Confirmation                     May 1, 2003; Joseph Beard (Property Manager)      May 20, 2003; Jean Scott, Senior Leasing
  Telephone Number                 (972)234-1231                                     770-333-3000
NOTES:                                                                               Modern garden style apartment complex
                                                                                     Located one block from Cumberland Mall

  COMPARISON TO SUBJECT:                                                             Superior

           DESCRIPTION                               COMPARABLE                                      COMPARABLE
                                                       R - 2                                            R - 3
----------------------------------------------------------------------------------------------------------------------------------
  Property Name                    Gables Walk                                     Magnolia Vinings
  Management Company               Gables Residential                              Trammell Crow Residential Services

LOCATION:
  Address                          2158 Cumberland Parkway                         2151 Cumberland Parkway
  City, State                      Atlanta, GA                                     Atlanta, GA
  County                           Cobb                                            Cobb
  Proximity to Subject             2-miles southwest of subject                    2-miles south of the
                                                                                   subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           N/A                                             N/A
  Year Built                       1996                                            1997
  Effective Age                    7                                               6
  Building Structure Type          Wood siding walls; asphalt shingle roof         Brick & wood siding walls; asphalt shingle roof

  Parking Type (Gr., Cov., etc.)           Open, Garages                                   Open, Garages
  Number of Units                  310                                             400
  Unit Mix:                                Type             Unit   Qty.     Mo.           Type              Unit   Qty.    Mo.
                                   1 1BD/1BH - Plan A2      855           $  870   1 1BD/1BH - Willow        572          $  760
                                   2 1BD/1BH - Plan A2      902           $  915   1 1BD/1BH - Pine          753          $  820
                                   3 1BD/1BH - Plan A2      902           $  915   2 1BD/1BH - Pine          753          $  820
                                   4 2BD/2BH - Plan B1      1,294         $1,150   3 1BD/1BH -Dogwood        967          $  810
                                   5 2BD/2BH - Plan B1      1,294         $1,150   2 1BD/1BH -Dogwood        967          $  810
                                   6 2BD/2BH - Plan B3      1,349         $1,230   4 1BD/1BH -Dogwood        967          $  810
                                   7 3BD/2BH - Plan C1      1,450         $1,370   4 2BD/2BH-Sycamore      1,113          $1,100
                                                                                   5 2BD/2BH-Sycamore      1,113          $1,100
                                                                                   6 2BD/2BH-Sycamore      1,113          $1,100
                                                                                   7 3BD/2BH-Magnolia      1,366          $1,325

  Average Unit Size (SF)
  Unit Breakdown:                  Efficiency        0%     2-Bedroom     0%       Efficiency       0%     2-Bedroom      0%
                                   1-Bedroom         0%     3-Bedroom     0%       1-Bedroom        0%     3-Bedroom      0%
CONDITION:                         Very Good                                       Excellent
APPEAL:                            Very Good                                       Excellent
AMENITIES:
  Unit Amenities                   X      Attach. Garage        Vaulted Ceiling    X     Attach. Garage    X   Vaulted Ceiling
                                   X      Balcony           X   W/D Connect.       X     Balcony           X   W/D Connect.
                                   X      Fireplace                                X     Fireplace
                                   X      Cable TV Ready                           X     Cable TV Ready
  Project Amenities                X      Swimming Pool                            X     Swimming Pool
                                   X      Spa/Jacuzzi           Car Wash           X     Spa/Jacuzzi           Car Wash
                                          Basketball Court      BBQ Equipment            Basketball Court  X   BBQ Equipment
                                          Volleyball Court  X   Theater Room             Volleyball Court      Theater Room
                                          Sand Volley Ball  X   Meeting Hall             Sand Volley Ball  X   Meeting Hall
                                   X      Tennis Court      X   Secured Parking    X     Tennis Court      X   Secured Parking
                                          Racquet Ball          Laundry Room             Racquet Ball          Laundry Room
                                          Jogging Track     X   Business Office    X     Jogging Track     X   Business Office
                                   X      Gym Room                                 X     Gym Room

OCCUPANCY:                         93%                                             94%
LEASING DATA:
  Available Leasing Terms          6 to 12 Months                                  6 to 12 Months
  Concessions                      Yes; actual provision not                       2 Months Free
                                     reported
  Pet Deposit                      $400                                            $300 - $500
  Utilities Paid by Tenant:        X      Electric          X   Natural Gas        X     Electric          X   Natural Gas
                                   X      Water                 Trash              X     Water                 Trash
  Confirmation                     May 20, 2003; Jacqueline Wamaitha, Leasing      May 20, 2003; Amy Sanders, Community Manager
  Telephone Number                 770-803-5000                                    770-801-3600
NOTES:                             Modern garden style apartment complex           Modern garden style apartment complex

  COMPARISON TO SUBJECT:           Superior                                        Very Superior

           DESCRIPTION                               COMPARABLE                                      COMPARABLE
                                                       R - 4                                            R - 5
--------------------------------------------------------------------------------------------------------------------------------
  Property Name                    Paces Station                                   Lakes at Vinings
  Management Company               Equity Residential                              Equity
                                                                                   Residential
LOCATION:
  Address                          3000 Paces Walk                                 2800 Paces Ferry Road
  City, State                      Atlanta, GA                                     Atlanta, GA
  County                           Cobb                                            Cobb
  Proximity to Subject             2-miles south of subject                        1/2-mile south of the subject

PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           N/A                                             N/A
  Year Built                       1980 - 1992                                     1970
  Effective Age                    20                                              33
  Building Structure Type          Wood siding walls; asphalt shingle roof         Vinyl siding walls; asphalt shingle
                                                                                   roof
  Parking Type (Gr., Cov., etc.)   Garage, Open                                    Open
  Number of Units                  610                                             464
  Unit Mix:                               Type             Unit    Qty.    Mo.            Type             Unit    Qty.    Mo.
                                   1 1BD/1BH-Fairfield       522          $  706   1 1BD/1BH               702            $  749
                                   1 1BD/1BH-Tuxedo          650          $  740   1 1BD/1BH               758            $  759
                                   2 1BD/1BH-Westbr'k        840          $  961   2 1BD/1BH               770            $  771
                                   3 1BD/1BH-Conway          880          $  861   3 2BD/ 1 & 3/4 BH       1,100          $  931
                                   3 2BD/1BH-Stratford     1,017          $  961   4 2BD/ 1 & 3/4 BH       1,100          $  931
                                   4 2BD/1BH-Wesley        1,019          $  891   5 2BD/2BH               1,051          $  931
                                   5 2BD/2BH-Rembr'dt      1,248          $1,036   6 2BD/2BH               1,048          $  927
                                   5 2BD/2BH-Clairmont     1,343          $1,023   5 2BD/2BH               1,121          $  927
                                   6 2BD/2BH-Rembr'dt      1,248          $1,036   6 2BD/2BH               1,288          $1,151
                                   6 2BD/2BH-Clairmont     1,343          $1,023   7 3BD/2BH               1,366          $1,227

  Average Unit Size (SF)
  Unit Breakdown:                  Efficiency        0%    2-Bedroom      0%       Efficiency       0%     2-Bedroom      0%
                                   1-Bedroom         0%    3-Bedroom      0%       1-Bedroom        0%     3-Bedroom      0%
CONDITION:                         Good                                            Good
APPEAL:                            Fair                                            Fair
AMENITIES:
  Unit Amenities                         Attach. Garage    X   Vaulted Ceiling           Attach. Garage        Vaulted Ceiling
                                   X     Balcony           X   W/D Connect.        X     Balcony           X   W/D Connect.
                                   X     Fireplace                                       Fireplace
                                   X     Cable TV Ready                            X     Cable TV Ready
  Project Amenities                X     Swimming Pool                             X     Swimming Pool
                                   X     Spa/Jacuzzi           Car Wash                  Spa/Jacuzzi           Car Wash
                                         Basketball Court      BBQ Equipment             Basketball Court      BBQ Equipment
                                         Volleyball Court      Theater Room              Volleyball Court      Theater Room
                                         Sand Volley Ball      Meeting Hall        X     Sand Volley Ball  X   Meeting Hall
                                   X     Tennis Court      X   Secured Parking     X     Tennis Court      X   Secured Parking
                                         Racquet Ball      X   Laundry Room              Racquet Ball      X   Laundry Room
                                         Jogging Track     X   Business Office     X     Jogging Track     X   Business Office
                                   X     Gym Room                                  X     Gym Room

OCCUPANCY:                         92%                                             92%
LEASING DATA:
  Available Leasing Terms          6 to 12 Months                                  6 to 12 Months
  Concessions                      1 - 2 Months Free                               2 Months Free

  Pet Deposit                      N/A                                             N/A
  Utilities Paid by Tenant:        X     Electric          X   Natural Gas         X     Electric          X   Natural Gas
                                   X     Water                 Trash               X     Water                 Trash
  Confirmation                     May 20, 2003; Courtney Bates, General Manager   May 20, 2003; Gabrielle Deaton, Leasing
  Telephone Number                 770-436-4400                                    770-432-5105
NOTES:                             Older facility located south of Paces Ferry     Older complex with a central location on Paces
                                   Road                                            Ferry Road in the center of Vinings

  COMPARISON TO SUBJECT:           Similar                                         Slightly Superior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                   PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

COMPARABLE R-1             COMPARABLE R-2             COMPARABLE R-3

POST CREST                 GABLES WALK                MAGNOLIA VININGS
50 Adams Lake Boulevard    2158 Cumberland Parkway    2151 Cumberland Parkway
Atlanta, GA                Atlanta, GA                Atlanta, GA

[PICTURE]                  [PICTURE]                  [PICTURE]

COMPARABLE R-4             COMPARABLE R-5

PACES STATION              LAKES AT VININGS
3000 Paces Walk            2800 Paces Ferry Road
Atlanta, GA                Atlanta, GA

[PICTURE]                  [PICTURE]

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                                    EXHIBIT C
                      ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances s uch as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Steven M. Zenkovich, ASA provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                                   /s/ Michael Bates
                                        ---------------------------------------
                                                   Michael Bates, MAI
                                         Assistant Manager, Real Estate Group
                                       State of Georgia, Certified General Real
                                             Property Appraiser #CG00685

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                                    EXHIBIT E
                          QUALIFICATIONS OF APPRAISER

                                    (3 PAGES)

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                                 MICHAEL P. BATES, MAI

                                 DIRECTOR - HEALTHCARE REAL ESTATE
                                 AND ASSISTANT MANAGER,
                                 REAL ESTATE GROUP

POSITION Michael P. Bates is the Assistant Manager of the Atlanta Real Estate Group of American Appraisal Associates, Inc. ("AAA"). He shares responsibility for the management, quality control, and review of commercial real estate assignments principally in the southeast United States. Mr. Bates is also the national Director - Healthcare Real Estate for AAA and is responsible for the management and valuation process for specialty health care facility assignments.

EXPERIENCE

Valuation         Mr. Bates has 17 years of commercial appraisal experience. He has performed appraisals in 43 states and Canada, and he is currently a certified general appraiser in 21 states.

Court Mr. Bates has been accepted as an expert witness and given testimony in federal bankruptcy court in Delaware. He has prepared many other appraisals that were submitted as expert evidence to federal bankruptcy court, but those cases were settled prior to testimony being required. Mr. Bates has testified in property tax appeal cases in California, Missouri, and Texas, and his hospital appraisals have been submitted in tax appeal cases in Pennsylvania, South Carolina, and South Dakota.

Business Mr. Bates joined AAA in 1997. Prior to joining AAA, he was president of his own valuation company and was previously a vice president for both Gulf/Atlantic Valuation Services, Inc., and Valuation Counselors. Prior to gaining his appraisal experience, Mr. Bates worked seven years in commercial mortgage financing.

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

EDUCATION         University of Tennessee - Knoxville
                  Master of Business Administration - Finance and Management
                  Bachelor of Science - Marketing

STATE             State of Alabama, Certified General Real Property Appraiser,
 CERTIFICATIONS   #G00503
                  State of Arizona, Certified General Real Estate Appraiser,
                  #31067
                  State of Arkansas, State Certified General Appraiser,
                  #CG1414N
                  State of California, Certified General Real Estate Appraiser,
                  #AG026120
                  State of Colorado, Certified General Appraiser, #CG40023849
                  State of Delaware, Certified General Appraiser, #X1-0000352
                  State of Florida, Certified General Appraiser, #0002494
                  State of Georgia, Certified General Real Property Appraiser,
                  #CG00685
                  State of Illinois, State Certified General Real Estate
                  Appraiser, #153001243
                  State of Maryland, Certified General Real Estate Appraiser,
                  #10814
                  State of Michigan, Certified General Appraiser, #1201069262
                  State of Mississippi, State Certified General Real Estate
                  Appraiser, #GA-629
                  State of New Jersey, General Appraiser, #42KG00195600
                  State of New York, Real Estate General Appraiser,
                  #46000041317
                  State of North Carolina, Certified General Real Estate
                  Appraiser, #A4095
                  Commonwealth of Pennsylvania, Certified General Appraiser,
                  #GA001817R
                  State of South Carolina, Certified Real Estate Appraiser,
                  #CG3059
                  State of Tennessee, Certified General Real Estate Appraiser,

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                  #00051881
                  State of Texas, State Certified General Real Estate Appraiser, #TX-1328483-G
                  Commonwealth of Virginia, Certified General Real Estate Appraiser, #4001005254
                  State of Washington, Certified General Real Estate Appraiser, #1100998

PROFESSIONAL      Appraisal Institute, MAI Designated Member
AFFILIATIONS

VALUATION AND     Appraisal Institute
SPECIAL             All required courses
COURSES             Standards of Professional Practice, Parts A and B
                    The Appraiser as an Expert Witness: Preparation and
                  Testimony
                    Litigation Appraising: Specialized Topics and Applications
                    Separating Real and Personal Property from Intangible
                    Business Assets
                  Specialty Courses
                    Hotel/Motel Valuation and Investment Seminar
                    Valuation of Special-Purpose Properties

PUBLICATIONS      "Estimating Hospital Real Property Values for Ad Valorem Tax
                  Purposes," Journal of Property Tax Management, Fall 1997, republished by Appraisal Institute in A Business Enterprise
                  Value Anthology, 2001

                  Co-authored "Abnormal Investor Returns Resulting from the Burroughs and Memorex Merger," Mergers & Acquisitions, June 1984

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AMERICAN APPRAISAL ASSOCIATES, INC.
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                           GENERAL SERVICE CONDITIONS

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AMERICAN APPRAISAL ASSOCIATES, INC.
WOOD LAKE, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.